Exhibit 10.2

LETTER OF CREDIT FACILITY AGREEMENT

dated as of

December 27, 2012

among

PAR PETROLEUM CORPORATION,

as Borrower,

COMPASS BANK,

as Lender

This Letter of Credit Facility Agreement, dated as of December 27, 2012 (the “Effective Date”), is among PAR PETROLEUM CORPORATION, a Delaware corporation (the “Borrower”) and COMPASS BANK as lender (the “Lender”).

R E C I T A L S

A. The Borrower has requested that the Lender provide extensions of credit on behalf of the Borrower.

B. The Lender has agreed to make such extensions of credit subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Matters

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Letter of Credit Facility Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the LIBO Rate for a one month interest period in effect on such day plus 3.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective day of such change in the Prime Rate, the Federal Funds Effective Rate and the LIBO Rate, respectively.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower” has the meaning given in the introductory paragraph.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas, are authorized or required by law to remain closed.

“Cash Collateral Account” means the account established by Borrower with Lender for the benefit of the Lender and designated as account no. 6703130060 on the Effective Date.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral Value” means, as of any date of determination, the aggregate dollar value of the cash or cash equivalents on deposit in the Cash Collateral Account.

“Commitment” means $30,000,000.

“Complete Collateral Compliance” as of any date means that as of such date the Collateral Value is equal to or greater than the Required Collateral Amount.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 25% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all capital lease obligations; (e) all obligations under synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) preferred stock; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” means the Deposit Account Control Agreement executed by Borrower in substantially the form attached hereto as Exhibit A.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” has the meaning given in the introductory paragraph.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976

(“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “oil” shall have the meaning specified in OPA, the terms “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA and the term “oil and gas waste” shall have the meaning specified in Section 91.1011 of the Texas Natural Resources Code (“Section 91.1011”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 91.1011 is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (b) to the extent the laws of the state or other jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for “oil,” “hazardous substance,” “release,” “solid waste,” “disposal” or “oil and gas waste” which is broader than that specified in either OPA, CERCLA, RCRA or Section 91.1011, such broader meaning shall apply.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary is treated as a “single employer” under Section 414(b) or (c) of the Code, or solely for the proposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of a failure to meet the minimum funding standards under Section 412 of 430 of the Code or Section 303 of ERISA; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (e) the determination that any Plan is considered an “at risk” plan or a plan in endangered or critical status within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Lender, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over the Borrower, any Subsidiary, any of their Properties or the Lender.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other legal requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Highest Lawful Rate” means, as to any Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received by such Lender under applicable laws with respect to an obligation, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow. The determination of the Highest Lawful Rate shall, to the extent required by applicable law, take into account as interest paid, taken, received, charged, reserved or contracted for any and all relevant payments or charges under the Loan Documents.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or any capital contribution to any other Person; (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“Jefferies Credit Agreement” means that certain Delayed Draw Term Loan Credit Agreement dated as of August 31, 2012, by and among the Borrower, the Guarantors party thereto, the lenders party thereto and Jefferies Finance LLC, as administrative agent for the lenders as in effect on the date hereof, without giving effect to any subsequent amendments or waiver thereto.

“LC Disbursement” means a payment made by the Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Lender” has the meaning given in the introductory paragraph.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Applications” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with Lender relating to any Letter of Credit.

“LIBO Rate” means, the rate appearing on Reuters BBA Libor Rates LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as the rate for dollar deposits of $5,000,000 with a maturity of one month.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) royalties, production payments and the like. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, encroachments, exceptions or reservations. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Loan Documents” means this Agreement, the Letter of Credit Applications, the Letters of Credit, the Note, the Security Instruments and each other certificate, document, instrument or agreement from time to time executed by Borrower or any Responsible Officer and delivered in connection with this Agreement.

“Loan Parties” means the Borrower and each Subsidiary that is a party to any Loan Document.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property or condition (financial or otherwise) of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Lender under any Loan Document.

“Material Indebtedness” means other Debt (other than the Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means December 26, 2013.

“Note” means the promissory note of the Borrower described in Section 2.08 and being substantially in the form of Exhibit B, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“Obligations” means, without duplication, (a) all Debt evidenced hereunder, (b) the obligation of the Loan Parties for the payment of the fees payable hereunder or under the other Loan Documents, and (c) all other obligations and liabilities (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Loan Parties to the Lender, including reimbursement obligations with respect to LC Disbursements, in each case now existing or hereafter incurred under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 11.04(c)(i).

“Patriot Act” has the meaning set forth in Section 11.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Holders” means any Beneficial Owner of Equity Interest of the Borrower on the Effective Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the prime rate of interest published by the Wall Street Journal from time to time; each change in the Prime Rate shall be effective from and including the date such change is published as being effective.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment or defeasance (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Required Collateral Amount” means, at any time, 105% of the LC Exposure.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the Chief Operating Officer, the President, any Financial Officer or any Vice President of the Borrower.

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Security Instruments” means the security agreements, deposit account control agreements and other agreements, instruments or certificates, and any and all other agreements, instruments, certificates or certificates now or hereafter executed and delivered by the Borrower or any other Person in connection with, or as security for the payment or performance of the Obligations, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time, including, without limitation, the Deposit Account Control Agreement.

“Subsidiary” means (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such

Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by the Borrower or one or more of its Subsidiaries or by the Borrower and one or more of its Subsidiaries and (b) any partnership of which the Borrower or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document to which it is a party, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens pursuant to the Security Instruments.

Section 1.02 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision. In the event of a conflict between this Agreement and the Application for Letter of Credit, the Application for Letter of Credit shall control. In the event of a conflict between this Agreement and any Security Instrument, the Security instrument shall control.

Section 1.03 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Lender hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Lender on the next date on which financial statements are delivered to the Lender.

ARTICLE II

Letters of Credit

Section 2.01 General. Subject to the terms and conditions set forth herein, the Borrower may, from time to time, request that Lender issue Letters of Credit in dollars for its own account or for the account of any of its Subsidiaries, in a form reasonably acceptable to the Lender, at any time during the Availability Period. In no event shall the aggregate face amount of the Letters of Credit issued under this Agreement result in the LC Exposure exceeding the Commitment. The reimbursement obligations of Borrower for LC Disbursements shall be evidenced by the Note. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application, the terms and conditions of this Agreement shall control.

Section 2.02 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Lender) to Lender (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice: (i) requesting the issuance of a Letter of Credit or identifying the outstanding Letter of Credit issued by Lender to be amended, renewed or extended; (ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day); (iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.03); (iv) specifying the amount of such Letter of Credit; (v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and (vi) at least 2 Business Days prior to the requested date of issuance, amendment, renewal or extension, the Borrower shall deposit cash in the Cash Collateral Account necessary to achieve Complete Collateral Compliance after giving effect to the issuance of the requested Letter of Credit (or amendment, renewal or extension, as the case may be). If requested by the Lender, the Borrower shall submit a letter of credit application on Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and with respect to each notice provided by the Borrower above and any issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed the Commitment.

Section 2.03 Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension) and (ii) the date that is twenty (20) Business Days prior to the Maturity Date.

Section 2.04 Reimbursement. If the Lender shall make any LC Disbursement, the Borrower authorizes Lender to pay such LC Disbursement from the funds on deposit in the Cash Collateral Account, or at its option Borrower may reimburse such LC Disbursement by paying to the Lender an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, or the Business Day immediately following the date that Borrower receives such notice. In the event that the Cash Collateral Account does not have sufficient funds to reimburse Lender for any LC Disbursement and the Borrower fails to otherwise reimburse Lender by the time specified in the preceding sentence, the Borrower agrees to pay to the Lender forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such LC Disbursement is made to but excluding the date of payment to the Lender, at the interest rate set forth in Section 2.07.

Section 2.05 Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Application or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Application, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Lender nor any of its Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a court of competent jurisdiction), the Lender shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 2.06 Disbursement Procedures. Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Lender shall promptly notify the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to any such LC Disbursement.

Section 2.07 Interim Interest. If Lender shall make any LC Disbursement, then, until the Borrower shall have reimbursed Lender for such LC Disbursement or Lender shall have deducted such amount from the Cash Collateral Account, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum equal to Alternate Base Rate plus 2%.

Section 2.08 Note. The Borrower’s Obligations to lender shall be evidenced by a single promissory note payable to the order of the Lender in substantially the form of Exhibit B, dated as of the date of this Agreement.

ARTICLE III

Fees and Interest

Section 3.01 Fees.

(a) Letter of Credit Fees. The Borrower agrees to pay to the Lender (i) upon issuance and upon any extension or renewal thereof, a Letter of Credit fee, equal to 1.5% per annum of the stated face amount of each Letter of Credit calculated for the number of days such Letter of Credit is to remain outstanding based on its stated term, and (ii) its standard and customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued by Lender or processing of drawings thereunder. The Letter of Credit fee shall be payable upon issuance and upon any renewal of such Letter of Credit. Any other fees payable to Lender pursuant to this Section 3.01(a) shall be payable within 10 days after demand. All Letter of Credit fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Other Fees. The Borrower agrees to pay to the Lender all closings costs and fees payable in the amounts and at the times specified in that certain Term Sheet dated December 4, 2012 by and between Borrower and Lender, or otherwise separately agreed upon between the Borrower and Lender (but without duplication of the fees payable in Section 3.01(a)).

Section 3.02 Post-Default Rate.

Notwithstanding the foregoing, if any fee or other amount payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to Alternate Base Rate plus two percent (2%), but in no event to exceed the Highest Lawful Rate.

Section 3.03 Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

ARTICLE IV

Payments.

Section 4.01 Payments Generally.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01 or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in dollars that constitute immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall not be refundable under any circumstances absent manifest error (e.g., as a result of a clerical mistake). Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices specified in Section 11.01. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed LC Disbursements then due to such parties.

ARTICLE V

Taxes; Illegality

Section 5.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.01(a)), the, Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.01) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Lender as to the amount of such payment or liability under this Section 5.01 shall be delivered to the Borrower and shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) Tax Refunds. If the Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.01, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section 5.01 shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 5.02 Mitigation Obligations. If the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 5.01, then the Lender shall use reasonable efforts to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

ARTICLE VI

Conditions Precedent

Section 6.01 Conditions to Effectiveness. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):

(a) The Lender shall have received all fees and other amounts due and payable, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(b) The Lender shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower setting forth (i) resolutions of its board of directors with respect to the authorization of Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower who are authorized to sign the Loan Documents to which Borrower is a party, (iii) specimen signatures of such authorized officers, and (iv) the articles or certificate of incorporation and bylaws of the Borrower, certified as being true and complete. The Lender may conclusively rely on such certificate until the Lender receives notice in writing from the Borrower to the contrary.

(c) The Lender shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Borrower.

(d) The Lender shall have received counterparts (in such number as may be requested by the Lender) of this Agreement signed on behalf of such party.

(e) The Lender shall have received a duly executed Note, in substantially the form attached hereto as Exhibit B.

(f) The Lender shall have received duly executed counterparts (in such number as may be requested by the Lender) of the Deposit Account Control Agreement in respect of the Cash Collateral Account.

(g) The Lender shall have received the opinions of Porter Hedges LLP, special counsel to the Borrower, in form reasonably acceptable to Lender.

(h) The Lender shall have received appropriate judgment, tax, bankruptcy and Uniform Commercial Code search certificates reflecting no prior judgment or taxes are outstanding or unpaid by the Borrower or Liens encumbering the Properties of the Borrower.

(i) The Lender shall be reasonably satisfied that the Borrower has commenced the transfer to or establishment with the Lender, of the required deposit accounts of the Borrower and its Subsidiaries.

(j) The Lender shall be reasonably satisfied that the Borrower has executed that certain Third Amendment to the Jefferies Credit Agreement.

(k) The Lender shall have received such other documents as the Lender or its counsel may reasonably request.

Section 6.02 Each Credit Event. The obligation of the Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) At the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(b) At the time of and immediately after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or condition that has or could reasonably be expected to have a Material Adverse Effect shall have occurred.

(c) The representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.

(d) The issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause the Lender to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(e) The receipt by the Lender of a request for a Letter of Credit in accordance with Section 2.02.

(f) Each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (e).

ARTICLE VII

Representations and Warranties

The Borrower represents and warrants to the Lender that:

Section 7.01 Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of such Loan Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of any Loan Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (d) will not result in the creation or imposition of any Lien on any Property of the Borrower or any Subsidiary (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lender its (i) audited consolidated balance sheet and statement of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2011, all reported on by a firm of independent public accountants acceptable to the Lender and (ii) unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2012, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) Since December 31, 2011, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and its Subsidiaries has been conducted only in the ordinary course consistent with past business practices.

Section 7.05 Litigation; ERISA Events. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions. No ERISA Event has occurred or is reasonably expected to occur.

Section 7.06 Compliance with the Laws and Agreements; No Defaults. Each of the Borrower and each Subsidiary is in compliance with all Governmental Requirements (including without limitation, Environmental Laws) applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or a Subsidiary to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any Subsidiary or any of their Properties is bound. No Default has occurred and is continuing.

Section 7.07 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.08 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien relating to Taxes described in the first sentence of this Section 7.08 has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.09 Disclosure; No Material Misstatements. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower, taken as a whole, none of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to the Lender or any of its Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, prospect information, geological and geophysical data and engineering projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 7.10 Insurance. The Borrower has, and has caused all its Subsidiaries to have, (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Borrower and its Subsidiaries.

Section 7.11 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of Delaware is Par Petroleum Corporation; and the organizational identification number of the Borrower in Delaware is 4042296.

Section 7.12 Use Letters of Credit. The Letters of Credit shall be used to backstop the existing letters of credit issued by SEACOR’s Holdings Inc. It is further anticipated that that additional Letters of Credit will be issued in furtherance of Borrower’s and its Subsidiaries’ business. The Borrower and its Subsidiaries are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.

Section 7.13 Solvency. Before and after giving effect to the Transactions, (a) the aggregate assets, at a fair valuation, of the Borrower and its Subsidiaries, taken as a whole, will exceed the aggregate Debt of the Borrower on a consolidated basis, as the Debt becomes absolute and matures, (b) none of the Borrower nor any Subsidiary will have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt as such Debt becomes absolute and matures and (c) none of the Borrower nor any Subsidiary will have (nor will have any reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

ARTICLE VIII

Affirmative Covenants

Until the Commitments have expired or been terminated and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lender that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Lender the financial statements and other material required under the Letter of Credit Applications within the time periods required thereunder. The Borrower will furnish to the Lender copies of any financial statements, notices of default of events of default, or any requested waivers furnished to the lenders under the Jeffries Credit Agreement, contemporaneously with the transmittals thereunder. Promptly following any request therefor, the Borrower will furnish such other information regarding the operations, business affairs and financial condition of the Borrower or compliance with the terms of this Agreement or any other Loan Document, as the Lender may reasonably request.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Borrower or any Affiliate thereof not previously disclosed in writing to the Lender or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lender that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each jurisdiction in which the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.05.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Borrower and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any Subsidiary.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will do and perform every act and discharge all of the obligations to be performed and discharged by them under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified.

Section 8.06 Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis.

Section 8.07 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws (including Environmental Laws), rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.08 Further Assurances. The Borrower at its expense will promptly execute and deliver to the Lender all such other documents, agreements and instruments reasonably requested by the Lender to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Loan Documents, or to further evidence and more fully describe the cash collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Lender, in connection therewith.

Section 8.09 ERISA Compliance. In addition to and without limiting the generality of Section 8.04, the Borrower shall and shall cause each of its Subsidiaries to (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans (as defined in ERISA), (b) not take any action or fail to take action the result of which could be (i) a liability to the PBGC (other than liability for PBGC premiums) or (ii) a past due liability to any Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any material civil penalty under ERISA or any tax under the Code, (d) operate each employee benefit plan in such a manner that will not incur any material tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code except to the extent such failure to comply could not reasonably be expected to have Material Adverse Effect and (e) furnish to the Lender upon request such additional information about any employee benefit plan as may be reasonably requested by the Lender.

Section 8.10 Establishment and Maintenance of Accounts; Cash Collateral.

(a) On or before the Effective Date, the Borrower shall establish and maintain a Cash Collateral Account with the Lender. The Borrower shall at all times maintain a balance in the Cash Collateral Account that achieves Complete Collateral Compliance; provided that, the Borrower shall make and maintain an initial deposit into the Cash Collateral Account equal to at least $19,000,000 on the Effective Date and continuing until January 11, 2013 (unless the Borrower’s acquisition of equity interests of SEACOR Energy, Inc. does not close on December 31, 2012, in which case the initial Letter of Credit to be issued to SEACOR Holdings, Inc. shall be returned to Lender for cancellation and the initial deposit of $19,000,000, less any fees or expenses, can thereafter be returned to the Borrower so long as Complete Collateral Compliance exists).

(b) In connection with the cancellation, expiration, termination of or reduction in value of a Letter of Credit, or after January 11, 2013 with respect to the initial deposit referenced in preceding clause (a), the Borrower may submit a request to withdraw collateral in the form attached hereto as Exhibit C, requesting that the Lender approve a release of cash in the Cash Collateral Account securing such Letter of Credit, so long as Complete Collateral Compliance exists and would exist after giving effect to such release and in such event Lender shall promptly approve such release.

ARTICLE IX

Negative Covenants

Until the Commitments have expired or terminated and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lender that:

Section 9.01 Debt. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Obligations arising under the Loan Documents.

(b) Debt arising under or permitted under the Jefferies Credit Agreement.

Section 9.02 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Obligations.

(b) Liens arising under or permitted under the Jefferies Credit Agreement.

Section 9.03 Investments, Loans and Advances. The Borrower will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person, except as permitted under the Jefferies Credit Agreement.

Section 9.04 Nature of Business. The Borrower will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company with midstream, marketing and trading components.

Section 9.05 Mergers, Etc. Neither the Borrower nor any Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (any such transaction, a “consolidation”); provided that (a) any Subsidiary may participate in a consolidation with the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any Subsidiary (provided that such Subsidiary shall be the continuing or surviving Person) (b) any Subsidiary may be a party to a merger, consolidation or disposition permitted under the Jefferies Credit Agreement and (b) in the case of an Subsidiary merging into Borrower, no Default or Event of Default shall result.

Section 9.06 Negative Pledge Agreements. The Borrower will not create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Cash Collateral Account in favor of the Lender; provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of (a) this Agreement or the Security Instruments (b) the Jeffries Credit Agreement and (c) applicable law, rule, regulation or order.

Section 9.07 Proceeds of Letters of Credit. No Loan Party has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Lender, the Borrower will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulations U, T or X of the Board, as the case may be.

ARTICLE X

Events of Default; Remedies

Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any reimbursement obligation in respect of any LC Disbursement that is not otherwise reimbursed from the Cash Collateral Account or any fee or other amount when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.

(b) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect when made or deemed made in any material respect.

(c) the Borrower or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01, Section 8.02, Section 8.03 or ARTICLE IX.

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a) or Section 10.01(c)) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Lender to the Borrower (which notice will be given at the request of any Lender) or (ii) a Responsible Officer of the Borrower or such Subsidiary otherwise becoming aware of such default.

(e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(f) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(e), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing or (vii) shall become unable, admit in writing its inability, or fail generally to pay its debts as they become due.

(g) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or shall be repudiated, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any Subsidiary or any of their Affiliates shall so state in writing.

(h) any event shall have occurred that, in the opinion of the Lender, could reasonably be expected to result in a Material Adverse Effect.

(i) the Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt under the Jefferies Credit Agreement or any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Debt under the Jefferies Credit Agreement or any Material Indebtedness, or any other event or default occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or to become payable or cash collateral in respect thereof to be demanded.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(e), or Section 10.01(f), at any time thereafter during the continuance of such Event of Default, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Note to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon all fees and other obligations of the Borrower accrued hereunder and under the Note and the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; and in case of an Event of Default described in Section 10.01(e) or Section 10.01(f), the Commitments shall automatically terminate and the Note, together with accrued interest thereon and all fees and the other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b) In the case of the occurrence of an Event of Default, the Lender will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Note, whether by acceleration or otherwise, shall be applied: first, to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second, to fees; third, pro rata to Obligations referred to in Clause (b) of the definition of Obligations owing to a Lender or an Affiliate of a Lender; fourth, to any other Obligations; fifth, any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI

Miscellaneous

Section 11.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 11.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Par Petroleum Corporation, 1301 McKinney, Suite 2025, Houston, Texas 77010, Attention John T. Young (Telecopy No. (713) 650-0502), with a copy to Porter Hedges LLP, 1000 Main Street, 36th Floor , Attention: James Cowen (Telecopy No. (713) 226-6249); and

(ii) if to the Lender, to it at Compass Bank, 24 Greenway Plaza, Suite 1601, Houston, Texas, 77046, Attention Eric Appel (Telecopy No. (713) 966-2388, with a copy to Duane Morris LLP, 1330 Post Oak Boulevard, Suite 800, Houston, Texas 77056, Attention Charles E. Harrell (Telecopy No. (713) 402-3901).

(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender. The Lender or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 11.02 Waivers; Amendments.

(a) No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

Section 11.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Lender, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Lender as to the rights and duties of the Lender with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all costs, expenses, Taxes, assessments and other charges incurred by the Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of any outside counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 11.03, or in connection with the Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Letters of Credit.

(b) The Borrower shall indemnify the Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or the parties to any other Loan Document of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or by any other Loan Document, (ii) the failure of the Borrower to comply with the terms of any Loan Document, including this Agreement, or with any Governmental Requirement, (iii) any inaccuracy of any representation or any breach of any warranty or covenant of the Borrower set forth in any of the Loan Documents or any instruments, documents or certifications delivered in connection therewith, (iv) any loan or Letter of Credit or the use of the proceeds therefrom, including, without limitation, (A) any refusal by Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (B) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the documents presented in connection therewith, (v) the operations of the business of the Borrower by the Borrower, (vi) any assertion that the Lender was not entitled to receive the proceeds received pursuant to the Security Instruments, (vii) any Environmental Law applicable to the Borrower or any Subsidiary or any of their properties, including without limitation, the presence, generation, storage, release, threatened release, use, transport, disposal, arrangement of disposal or treatment of oil, oil and gas wastes, solid wastes or hazardous substances on any of their properties, (viii) the breach or non-compliance by the Borrower or any Subsidiary with any Environmental Law applicable to the Borrower or any Subsidiary, (ix) the past ownership by the Borrower or any Subsidiary of any of their properties or past activity on any of their properties which, though lawful and fully permissible at the time, could result in present liability, (x) the presence, use, release, storage, treatment, disposal, generation, threatened release, transport, arrangement for transport or arrangement for disposal of oil, oil and gas wastes, solid wastes or hazardous substances on or at any of the properties owned or operated by the Borrower or any Subsidiary or any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, (xi) any environmental liability related in any way to the Borrower or any of its Subsidiaries, or (xii) any other environmental, health or safety condition in connection with the Loan Documents, or (xiii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any indemnitee is a party thereto, and such Indemnity shall extend to each Indemnitee notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the restatement (second) of torts of one or more of the Indemnitees or by reason of strict liability imposed without fault on any one or more of the Indemnitees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (b) relate to agreements, or obligations to which Borrower and its subsidiaries are not parties, (c) relate to claims between or among any of the lenders, the agent or any of their shareholders, partners or members, or (d) relate to laws, rules or regulations affecting the lenders or the agent and not the borrower or the subsidiaries, or (e) in respect of any property for any occurrence arising from the acts or omissions of the agent or any lender during the period after which such person, its successors or assigns shall have obtained possession of such property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise).

(c) To the extent permitted by applicable law, the Borrower and the Indemnified Parties shall not assert, and hereby waive, any claim against each other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Letter of Credit or the use of the proceeds thereof.

(d) All amounts due under this Section 11.03 shall be payable promptly after written demand therefor.

Section 11.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of Lender), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of lender), Participants (to the extent provided in Section 11.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) The Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment at the time owing to it) without the prior written consent of the Borrower.

(c) (i) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment owing to it); provided that (1) the Lender’s obligations under this Agreement shall remain unchanged, (2) the Lender shall remain solely responsible to the Borrower hereto for the performance of such obligations and (3) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 11.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 11.03. Subject to Section 11.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 4.01(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Letters of Credit shall be outstanding or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 5.01 and Section 11.03 and ARTICLE XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

(b) To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Lender’s Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Lender to effect such reinstatement.

Section 11.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Agreement and the other Loan Documents represent the final agreement among the parties hereto and thereto and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

(c) Except as provided in Section 6.01(a), this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of the Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 11.09 Governing Law; Jurisdiction; Consent to Service of Process. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas. Any legal action or proceeding with respect to the Loan Documents shall be brought in the courts of the State of Texas sitting in Harris County and of the United States District Court of the Southern District of Texas, and, by execution and delivery of this Agreement, each party hereby accepts for itself and (to the extent permitted by law) in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude a party from obtaining jurisdiction over another party in any court otherwise having jurisdiction. Each party irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address specified in Section 11.01 or such other address as is specified pursuant to Section 11.01 (or its assignment and assumption), such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of a party or any holder of a note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against another party in any other jurisdiction. Each party hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other Loan Document and for any counterclaim therein; (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certifies that no party hereto nor any representative or agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledges that it has been induced to enter into this Agreement, the Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 11.09.

Section 11.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 11.11 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lender to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Lender for any reason whatsoever. There are no third party beneficiaries.

Section 11.12 US Patriot Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

Section 11.13 Interest Rate Limitation. Each provision in this Agreement and each other Loan Document is expressly limited so that in no event whatsoever shall the amount paid, or otherwise agreed to be paid, by the Borrower for the use, forbearance or detention of the money to be loaned under this Agreement or any other Loan Document or otherwise (including any sums paid as required by any covenant or obligation contained herein or in any other Loan Document which is for the use, forbearance or detention of such money), exceed that amount of money which would cause the effective rate of interest thereon to exceed the Highest Lawful Rate, and all amounts owed under this Agreement and each other Loan Document shall be held to be subject to reduction to the effect that such amounts so paid or agreed to be paid which are for the use, forbearance or detention of money under this Agreement or such Loan Document shall in no event exceed that amount of money which would cause the effective rate of interest thereon to exceed the Highest Lawful Rate. To the extent that the Highest Lawful Rate applicable to the Lender is at any time determined by Texas law, such rate shall be the “weekly ceiling” described in the Texas Finance Code, Chapter 303, as amended; provided, however, to the extent permitted by such Finance Code, the Lender from time to time by notice to Borrower may revise the aforesaid election of such interest rate ceiling as such ceiling affects the then-current or future balances of the LC Disbursements. Notwithstanding any provision in this Agreement or any other Loan Document to the contrary, if the maturity of the obligations in respect of the other Loan Documents are accelerated for any reason, or in the event of prepayment of all or any portion of the obligations in respect of the other Loan Documents by the Borrower or in any other event, earned interest on the LC Disbursements and such other obligations of the Borrower may never exceed the maximum amount permitted by applicable law, and any unearned interest otherwise payable under the obligations in respect of the other Loan Documents that is in excess of the maximum amount permitted by applicable law shall be cancelled automatically as of the date of such acceleration or prepayment or other such event and, if theretofore paid, shall be credited on the principal thereof or, if paid in full, refunded to the Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrower and the Lender shall, to the maximum extent permitted by applicable law, amortize, prorate, allocate and spread, in equal parts during the period of the actual term of this Agreement, all interest at any time contracted for, charged, received or reserved in connection with the Loan Documents.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

PAR PETROLEUM CORPORATION,
a Delaware corporation

By:	/s/ R. Seth Bullock
Name:	R. Seth Bullock
Title:	Chief Financial Officer

LENDER:

COMPASS BANK

By:	/s/ Eric Appel
Name:	Eric Appel
Title:	Senior Vice President